Exhibit 99.1

NEWS RELEASE

Contact:	Alan Hill
SI International
703-234-6854
alan.hill@si-intl.com

Dr. Walter J. Culver, Vice Chairman of SI International, to Retire

RESTON, VA – November 23, 2004 – Dr. Walter J. Culver, 66, principal co-founder and Vice Chairman of SI International, has announced his plans to retire effective January 14, 2005.  Dr. Culver will continue to provide advice and support as a member of the SI International Board of Directors and as a company consultant.

Dr. Culver has nearly 40 years of management experience in the Information Technology business.  With Ray Oleson, SI International’s Chairman and CEO, he founded SI International in October 1998, and served as President and Chief Operating Officer until March 2001, when S. Bradford Antle, whom Dr. Culver hired in 1999 as part of a succession plan, was promoted as Culver’s replacement.

“As Walt retires from day-to-day involvement in the business, I want to personally thank him for his dedication and commitment to the success of SI International.  Throughout the 27 years that we have worked together, Walt has consistently made a significant contribution to the companies we have been associated with, as well as the industry he helped to develop. Walt’s tenure as President was instrumental in the growth of SI International. He managed the seamless transition of our first four acquisitions into a common infrastructure, while assuring high-quality client support,” said Mr. Oleson.  “On behalf of all the employees and investors of SI International, we thank him for his hard work to date and look forward to his continued contribution to SI International in his retirement.”

Prior to SI International, Dr. Culver served as the CEO of a Turkish aerospace company; Executive Vice President at CACI Inc., after CACI bought a consulting company that Dr. Culver started and ran for six years; and held a variety of senior executive positions at Computer Sciences Corporation for 21 years which included responsibility for the automation of the Navy’s Aegis fleet.

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions (IT) primarily to the federal government.  The company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  More information about SI International can be found at www.si-intl.com.

###